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                                                                    EXHIBIT 3.40

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         MICHIGAN STATE SEED CORPORATION


         1. These Restated Articles of Incorporation are executed pursuant to the provisions of Sections 641-643, Act 284, Public Acts of 1972, as amended.

         2. The corporation identification number (CID) assigned by the Bureau is 528-319.

         3.       The present name of the corporation is

                           MICHIGAN STATE SEED CORPORATION

         4.       The corporation has no former names.

         5. The date of filing the original Articles of Incorporation was January 3, 1992.

         6. The following Restated Articles of Incorporation supersede the original Articles of Incorporation as amended and shall be the Articles of Incorporation of the corporation:

                                    ARTICLE I

                  The name of the corporation is:

                           MICHIGAN STATE SEED COMPANY

                                   ARTICLE II

                  The Corporation may engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

                                   ARTICLE III

                  The total authorized capital stock of the corporation is One Thousand (1,000) shares of common stock, One Dollar ($1.00) par value per share, all of one class with equal voting rights, and no shares of preferred stock.

                                   ARTICLE IV

                  The address (which is the mailing address) of the current registered office of the corporation is 717 North Clinton Street, Grand Ledge, Michigan 48837.

                  The name of the current resident agent is S. Michael Hughes.

                                    ARTICLE V

                  When a compromise or arrangement or a plan or reorganization of this corporation is proposed between this corporation and its creditors of any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the





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creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

                                   ARTICLE VI

                  The corporation shall indemnify any director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, or is or was serving at the request of the corporation in another capacity, to the fullest extent permitted (in the absence of rights granted under articles of incorporation, bylaws, or a contractual agreement) by the Michigan Business Corporation Act. The corporation may further indemnify directors, and may indemnify persons who are not directors, to the extent authorized by bylaw, resolution of the board of directors, or contractual agreement authorized by the board of directors. A change in the Michigan Business Corporation Act, these Articles, or the bylaws that reduce the scope of indemnification shall not apply to any action or omission that occurs before the change.

                                   ARTICLE VII

                  A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except that a director's liability is not limited for:

                  (1) a breach of the director's duty of loyalty to the corporation or its shareholders;

                  (2) an act or omission not in good faith or that involve intentional misconduct or knowing violation of law;


                  (3) a violation of Section 551(a) of the Michigan Business Corporation Act, which section relates to the making or unauthorized dividends, distributions, or loans; or

                  (4) a transaction from which the director derived an improper personal benefit.


                  If the Michigan Business Corporation Act is amended to further eliminate or limit the liability of a director, then a director of the corporation (in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph) shall, to the fullest extent permitted by the Michigan Business Corporation Act, as so amended, not be liable to the corporation or its shareholders. An amendment to or modification or repeal of this Article shall not increase the liability of any director of the corporation for or with respect to any act or omission that occurred before the amendment, modification or repeal.

                  This Article applies only to acts or omissions and to breaches of fiduciary duty occurring after this Article became effective.

                                  ARTICLE VIII

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and to add additional Articles hereto, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.


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                  These Restated Articles of Incorporation were duly adopted by the shareholders on the 27th day of October, 1992, in accordance with the provisions of Section 642 of the Act and the necessary number of shares as required by statute were voted in favor of these Restated Articles.


Signed this 27th day of October, 1992


By   /s/ S. Michael Hughes
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        S. Michael Hughes
        President